As filed with the Securities and Exchange Commission on February 3, 2025

Registration No. 333-264654

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 2

to

Form S-1 on Form S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CareMax, Inc.

(Exact name of registrant as specified in its charter)

Delaware	85-0992224
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

1000 NW 57 Court, Suite 400 Miami, Florida 33126	33126
(Address of principal executive offices)	(Zip code)

Kevin Wirges

Chief Financial Officer

CareMax, Inc.

1000 NW 57 Court, Suite 400

Miami, Florida 33126

(786) 360-4768

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Joshua M. Samek, Esq.

Sidley Austin LLP

1001 Brickell Bay Drive, Suite 900

Miami, FL 33131

(305) 391-5210

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:

Not applicable

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective on filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange

Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging Growth Company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for comply with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 2 (the “Post-Effective Amendment”) to the Registration Statement originally filed under cover of Form S-1 (File No. 333-264654) on May 4, 2022 and declared effective by the Securities and Exchange Commission (the “SEC”) on May 18, 2022, as amended by Post-Effective Amendment No. 1 on Form S-3, filed with the SEC on January 31, 2023 and declared effective on February 7, 2023 (the “Registration Statement”) is being filed by CareMax, Inc., a Delaware corporation (the “Company”), in order to terminate the offering of the Company’s securities pursuant to the Registration Statement.

On November 17, 2024, the Company and certain of its controlled affiliates commenced filing voluntary petitions (the “Chapter 11 Cases”) in the U.S. Bankruptcy Court for the Northern District of Texas seeking relief under chapter 11 of title 11 of the U.S. Code. In connection with the Chapter 11 Cases, the Company has terminated the offering pursuant to the Registration Statement. As of the date hereof, which was the effective date of the Third Amended Joint Chapter 11 Plan of the Company and its debtor affiliates, all existing equity interests in the Company were discharged, cancelled, released, and extinguished.

In accordance with undertakings made by the Company in the Registration Statement to remove from registration, by means of this Post-Effective Amendment, any securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all such securities of the Company registered pursuant to the Registration Statement that remain unsold as of the date hereof. The Registration Statement is hereby amended, as appropriate, to reflect the deregistration of such securities, and the Company hereby terminates the effectiveness of the Registration Statement.

SIGNATURES

Pursuant to the requirements of the U.S. Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 2 to the Registration Statement described above to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Miami, State of Florida, on February 3, 2025.

CareMax, Inc.

By:	/s/ Kevin Wirges
Name:	Kevin Wirges
Title:	Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 2 to the Registration Statement in reliance on Rule 478 of the Securities Act of 1933, as amended.